Exhibit 8-A


                     AMERICAN ELECTRIC POWER SERVICE CORPORATION
                           COMPARISON OF ALLOCATION RATIOS
                                ENVIRONMENTAL SERVICES

                                                   PLANT     COAL-FIRED
                                        CLIENT    MEGAWATT      KWH        KWH
     COMPANY                             LOAD    CAPABILITY  GENERATION   SALES

     Appalachian Power Company           32.8%     15.7%       12.8%      28.8%
     Columbus Southern Power Company     15.8%      9.2%       11.4%      15.0%
     Indiana Michigan Power Company      18.4%      4.6%        4.1%      17.5%
     Kentucky Power Company               6.7%      4.8%        5.0%       4.2%
     Kingsport Power Company                                               1.6%
     Ohio Power Company                  26.3%     28.2%       31.8%      31.4%
     Wheeling Power Company                                                1.5%
     Amos Joint                                    13.0%       12.9%
     Cardinal Operating Company                     8.2%        3.0%
     Rockport Operations                           11.6%       14.1%
     Sporn Joint                                    4.7%        4.9%
          Total                         100.0%    100.0%      100.0%     100.0%